CERTIFICATE OF TRUST
OF
ETHEREUM CLASSIC INVESTMENT TRUST

This Certificate of Trust of Ethereum Classic Investment Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Ethereum Classic Investment Trust.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Delaware Trust Company, 2711 Centerville Road, Suite 210, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as Trustee of the Trust

By: /s/ Alan R. Halpern

Name: Alan R. Halpern

Title: Vice President